Exhibit 99.8

HD Supply Manager Talking Points

To be used by managers when discussing The Home Depot’s intent to acquire HD Supply with associates.

What:

▪	Today, HD Supply announced it has entered into a definitive agreement to be acquired by The Home Depot for $56 per share.

▪	The acquisition is expected to be completed during The Home Depot’s fiscal fourth quarter, which ends on January 31, 2021, subject to applicable regulatory approval and customary closing conditions.

▪	As you know, in October 2020, we successfully completed Operation One2Two, a project dedicated to separating HD Supply and White Cap into two independent companies. Since first announcing Operation One2Two in September 2019, we have been fully committed to our future as a standalone, independent business.

▪	Recently, The Home Depot approached our board and delivered an offer to purchase HD Supply.

▪	After careful consideration by our Board of Directors and Senior Leadership Team, HD Supply felt it was in the best interest of our associates, customers and shareholders to enter into this definitive agreement to be acquired by The Home Depot.

▪	This strategic acquisition presents a unique opportunity for our two companies to shape the future of MRO, enabling us to share our strengths in order to create a more comprehensive suite of MRO offerings to our collective customers.

▪	Furthermore, this acquisition highlights your dedication to making HD Supply the highly respected and competitive business it is today.

▪	Over the past several years, The Home Depot has focused on expanding its MRO fulfillment capabilities in order to address the needs of its professional customers. Its acquisition of Interline Brands in 2015 allowed the company to continue building upon its MRO offerings.

▪	As you may know, The Home Depot originally sold HD Supply to a group of private equity firms in 2007. In 2013, HD Supply went public, trading on NASDAQ under “HDS.” The Home Depot has closely followed HD Supply’s journey as a public company and felt strongly that this acquisition comes at an ideal time as both companies remain dedicated to finding the best ways to serve customers’ evolving needs.

▪	At this time, no decisions have been made regarding leadership of the business upon close of sale.

HD Supply Manager Talking Points

To be used by managers when discussing The Home Depot’s intent to acquire HD Supply with associates.

Who is The Home Depot:

▪	The Home Depot is the world's largest home improvement specialty retailer, with 2,295 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Home Depot employs more than 400,000 associates. In 2019, The Home Depot reported net sales of $110.2B and earnings of $11.2B.

▪	Over the past several years, The Home Depot has focused on expanding its MRO fulfillment capabilities in order to address the needs of its professional customers.

▪	Its acquisition of Interline Brands in 2015 allowed the company to continue building upon its MRO offerings and now operates all its professional services under “The Home Depot Pro” banner.

Why HD Supply & Why Now:

▪	The Home Depot has a deep familiarity with HD Supply, acquiring the business in 1997 before selling it to a group of private equity firms in 2007. The Home Depot has closely followed HD Supply’s journey as a public company since 2013.

▪	Most importantly, The Home Depot and HD Supply share a mutual commitment to associates and customers, continuously striving to grow and develop for both.

▪	With clear focuses on associates and customers, The Home Depot feels strongly that this strategic acquisition will enable both businesses to accelerate its service and offerings to customers and provide exciting opportunities for associates, particularly as our world and markets continue to rapidly evolve.

How Does This Impact Me:

▪	I know you have many questions, and HD Supply is committed to being as transparent as possible over the coming weeks as we move closer to closing.

▪	In the spirit of transparency, here is what we do know today:

Prior to Transaction Close:

o	Both HD Supply and The Home Depot will continue to operate as standalone companies until all applicable regulatory approvals are obtained, customary closing conditions are met and the acquisition is complete so we must continue business as usual until further notice.

o	We must continue to treat The Home Depot as a competitor and ensure we comply with antitrust regulations in any interactions between the two companies until this transaction is complete.

HD Supply Manager Talking Points

To be used by managers when discussing The Home Depot’s intent to acquire HD Supply with associates.

o	Our customers need us now more than ever and it is critical that we continue focusing on being the safest, most dependable distributor serving the living space maintenance professional. This means that serving our customers remains our top priority and that service is not compromised or interrupted as the transaction progresses.

After Acquisition Completion:

o	At this time, no decisions have been made regarding leadership of the business upon completion of acquisition.

Additional Associate Impacts:

▪	I also recognize that many of your questions remain unanswered today, particularly those around talent, direct impacts to you and your teams, compensation, benefits and other HR-related topics, but we can assure you that these details are being actively and carefully discussed.

▪	HD Supply will provide regular updates and new information to all associates via email and through your respective leaders as it is available over the coming weeks.

▪	Both companies are fully committed to ensuring as smooth and transparent a process as possible both between now and close and as we navigate our new future as a combined entity.

▪	It is important that we continue to give our customers the superior service they have come to expect from us.

▪	Thank you in advance for your continued commitment to our customers and for your patience during this time.

Media/Investor Inquiries and Questions

▪	Please do not make any statements to the media (newspapers, magazines, social) or investors.

▪	Direct all media inquiries to Kelley Mack, HD Supply Communications, 404.302.7059, or kelley.mack@hdsupply.com.

▪	Direct all investor inquiries to Charlotte Mclaughlin, HD Supply Investor Relations, at 770.852.9100, ext. 29100, or InvestorRelations@hdsupply.com.

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HD Supply Manager Talking Points

To be used by managers when discussing The Home Depot’s intent to acquire HD Supply with associates.

Additional Information

Under the terms of the acquisition agreement, Coronado Acquisition Sub Inc., a subsidiary of The Home Depot, Inc., will commence a cash tender offer to purchase all of the outstanding shares of the Company’s common stock. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common stock of the Company or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by The Home Depot, Inc. and Coronado Acquisition Sub Inc., and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by the Company. The offer to purchase common stock of the Company will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer that will be named in the tender offer statement on Schedule TO. Copies of the documents filed with the SEC by the Company, including the solicitation/recommendation statement on Schedule 14D-9, will be available free of charge on the Company’s internet website at https://ir.hdsupply.com/investors.

Forward-Looking Statements

This document, including the exhibits attached hereto and incorporated herein, contains forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. Generally, these statements may be identified by the use of words such as “expect,” “intend,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. These forward-looking statements are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements made herein with respect to the tender offer, the acquisition and related transactions, including, for example, the timing of the completion of the acquisition and the potential benefits of the acquisition , reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (i) uncertainties as to the timing of the tender offer and the acquisition; (ii) uncertainties as to how many Company stockholders will tender their shares in the tender offer; (iii) the possibility that competing acquisition proposals will be made; (iv) the possibility that the Company will terminate the acquisition agreement to enter into an alternative transaction; (v) the possibility that various closing conditions for the transactions contemplated by the acquisition agreement may not be satisfied or waived; (vi) the risk that the acquisition agreement may be terminated in circumstances requiring the Company to pay a termination fee; (vii) the potential impact of the announcement or consummation of the proposed transactions on the Company’s relationships, including with employees, suppliers and customers; and (viii) the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2020 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer materials filed and to be filed by The Home Depot, Inc. and Coronado Acquisition Sub Inc. in connection with the tender offer and the solicitation/recommendation statement to be filed by the Company. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.